Exhibit 4.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED WARRANT TO PURCHASE CLASS A COMMON STOCK
This First Amendment to the Amended and Restated Warrant to Purchase Class A Common Stock (this “Amendment”) is entered into as of July 29, 2024 (the “Amendment Effective Date”), by and between Affirm Holdings, Inc., a Delaware corporation (the “Company”) and Amazon.com Services LLC, a Delaware limited liability company (“Warrantholder”).
BACKGROUND
WHEREAS, the parties previously entered into an Amended and Restated Warrant to Purchase Class A Common Stock dated October 27, 2023, with original issue date of November 10, 2021, whereby Warrantholder holds a warrant to purchase 15,000,000 shares of Class A Common Stock of the Company (the “A&R Second Warrant”);
WHEREAS, simultaneously with the execution of this Amendment, Affirm, Inc., a Delaware corporation (“Affirm”), and Warrantholder are entering into an amendment to the B2B Agreement (the “B2B Agreement Amendment”); and
WHEREAS, in connection with the B2B Agreement Amendment and to memorialize the understanding of the parties under the A&R Second Warrant following entry into the B2B Agreement Amendment between Affirm and Warrantholder, the parties desire to amend the A&R Second Warrant as set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and further good and valuable consideration, the parties agree to amend the A&R Second Warrant as follows:
1.Existing Definitions. Terms used herein without further definition shall have the same meanings ascribed to them as in the A&R Second Warrant.
2.Amendments.
2.1.The definition of “Approved Business Customer,” as set forth on Annex C, is hereby amended and restated as follows:
““Approved Business Customer” means an Eligible Applicant whose application for Business Program Credit is approved by Affirm and for whom a loan is established in accordance with the terms of the B2B Agreement.”
2.2.The definition of “Eligible Applicant,” as set forth on Annex C, is hereby amended and restated as follows:
““Eligible Applicant” means an Amazon Customer whose Applying Beneficial Owner is at least 18 years old, with a Verified Address in the Territory, and completes and submits an application for Business Program Credit and meets Affirm’s or Bank’s underwriting criteria pursuant to the applicable Credit Underwriting Policy. An

“Applying Beneficial Owner” of a business is an individual who directly or indirectly owns 25% or more of the interests in the business and applies for the Business Program Credit on behalf of the business.”
2.3.The definition of “New User Acquired,” as set forth on Annex C, is hereby amended and restated as follows:
““New User Acquired” means either an (A) Approved Customer whose Program Credit is the first with respect to the Amazon Site and any Additional Sites or (B) Applying Beneficial Owner with respect to any Approved Business Customer whose Business Program Credit (as jointly obtained by such Applying Beneficial Owner and Approved Business Customer) is the first with respect to the Amazon Business Site. For the avoidance of doubt, if any individual satisfies the criteria in both of the foregoing clauses (A) and (B), then such individual shall be counted as only one New User Acquired.”
3.Miscellaneous.
3.1.Effectiveness; No Other Modification. This Amendment is effective as of the Amendment Effective Date. Except as modified in this Amendment, all of the terms and conditions of the A&R Second Warrant remain unchanged and in full force and effect. In the event of any conflict between the terms of the A&R Second Warrant and those in this Amendment, the terms of this Amendment shall govern with respect to the subject matter hereof. Any future reference to the Warrant shall be deemed to be a reference to the Warrant as modified by this Amendment.
3.2.Governing Law. The provisions of this Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
3.3.Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which may be deemed an original but all of which together constitute one and the same agreement. The parties may execute and deliver signatures to this Amendment electronically, including by facsimile or portable document format (PDF) file.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Amendment Effective Date.

AFFIRM HOLDINGS, INC.

By: /s/ Michael Linford     Name: Michael Linford
Title: CFO

AMAZON.COM SERVICES LLC

By: /s/ David Williams     Name: David Williams
Title: Authorized Signatory

[Signature Page to First Amendment to the Amended and Restated Warrant to Purchase Class A Common Stock]